UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),

(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

(Amendment No. 1) *

Care.com, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

141633 10 7

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 141633 10 7	13G	Page 2 of 17 Pages

1	NAMES OF REPORTING PERSONS Trinity TVL IX, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* OO

(1)	This Statement on Schedule 13G is filed by Trinity TVL IX, LLC (“Trinity TVL IX”), TVL Management Corporation (“TVL Management”), Trinity Ventures IX, L.P. (“Trinity IX”), Trinity IX Entrepreneurs’ Fund, L.P. (“TEF IX”), Trinity IX Side-By-Side Fund, L.P. (“Trinity SBS IX”), Lawrence K. Orr (“Orr”), Noel J. Fenton (“Fenton”), Fred Wang (“Wang”), Augustus O. Tai (“Tai”), Ajay Chopra (“Chopra”), Daniel Scholnick (“Scholnick”) and Patricia E. Nakache (“Nakache,” and collectively with Trinity TVL IX, TVL Management, Trinity IX, TEF IX, Trinity SBS IX, Orr, Fenton, Wang, Tai, Chopra and Scholnick referred to herein as, the “Reporting Persons”). Trinity TVL IX serves as the sole General Partner of Trinity IX, TEF IX and Trinity SBS IX. As such, Trinity TVL IX possesses power to direct the voting and disposition of the shares owned by Trinity IX, TEF IX and Trinity SBS IX and may be deemed to have indirect beneficial ownership of the shares held by Trinity IX, TEF IX and Trinity SBS IX. Orr, Fenton, Wang, Tai, Chopra and Nakache serve as Officers of TVL Management and Orr, Fenton, Wang, Tai, Chopra, Scholnick, Nakache and TVL Management are Management Members of Trinity TVL IX, and Scholnick is a Member of Trinity TVL IX. As such, Orr, Fenton, Wang, Tai, Chopra, Scholnick and Nakache share power to direct the voting and disposition of the shares owned by Trinity IX, TEF IX and Trinity SBS IX and may be deemed to have indirect beneficial ownership of the shares held by Trinity IX, TEF IX and Trinity SBS IX. Trinity TVL IX, Orr, Fenton, Wang, Tai, Chopra and TVL Management own no securities of the Issuer directly. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP NO. 141633 10 7	13G	Page 3 of 17 Pages

1	NAMES OF REPORTING PERSONS Trinity Ventures IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* PN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP NO. 141633 10 7	13G	Page 4 of 17 Pages

1	NAMES OF REPORTING PERSONS Trinity IX Entrepreneurs’ Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* PN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP NO. 141633 10 7	13G	Page 5 of 17 Pages

1	NAMES OF REPORTING PERSONS Trinity IX Side-By-Side Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* PN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP NO. 141633 10 7	13G	Page 6 of 17 Pages

1	NAMES OF REPORTING PERSONS TVL Management Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* OO

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP NO. 141633 10 7	13G	Page 7 of 17 Pages

1	NAMES OF REPORTING PERSONS Lawrence K. Orr
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP NO. 141633 10 7	13G	Page 8 of 17 Pages

1	NAMES OF REPORTING PERSONS Noel J. Fenton
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP NO. 141633 10 7	13G	Page 9 of 17 Pages

1	NAMES OF REPORTING PERSONS Fred Wang
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP NO. 141633 10 7	13G	Page 10 of 17 Pages

1	NAMES OF REPORTING PERSONS Augustus O. Tai
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP NO. 141633 10 7	13G	Page 11 of 17 Pages

1	NAMES OF REPORTING PERSONS Ajay Chopra
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* IN

(2)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP NO. 141633 10 7	13G	Page 12 of 17 Pages

1	NAMES OF REPORTING PERSONS Daniel Schonick
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 149 shares of Common Stock
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 149 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 149 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP NO. 141633 10 7	13G	Page 13 of 17 Pages

1	NAMES OF REPORTING PERSONS Patricia E. Nakache
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 510 shares of Common Stock (2)
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 510 shares of Common Stock (2)
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 510 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* IN

(2)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares are held by a family trust (the “Nakache Trust”). Mrs. Nakache is the trustee of the Nakache Trust.

Introductory Note: This statement on Schedule 13G is filed by the Reporting Persons with the Securities and Exchange Commission in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of Care.com, Inc., a Delaware corporation (the “Issuer”).

Item 1

Care.com, Inc.

77 Fourth Avenue, 5th Floor

Waltham, Massachusetts 02451.

Item 2

(a)	Name of Reporting Persons Filing:

1.	Trinity TVL IX, LLC (“Trinity TVL IX”)

2.	Trinity Ventures IX, L.P. (“Trinity IX”)

3.	Trinity IX Entrepreneurs’ Fund, L.P. (“TEF IX”)

4.	Trinity IX Side-By-Side Fund, L.P. (“Trinity SBS IX”)

5.	TVL Management Corporation (“TVL Management”)

6.	Lawrence K. Orr (“Orr”)

7.	Noel J. Fenton (“Fenton”)

8.	Fred Wang (“Wang)

9.	Augustus O. Tai (“Tai”)

10.	Ajay Chopra (“Chopra”)

11.	Daniel Scholnick (“Scholnick”)

12.	Patricia E. Nakache (“Nakache”)

(b)	Address of Principal Business Office: c/o Trinity Ventures

2480 Sand Hill Road, Suite 200

Menlo Park, California 94025

Citizenship:

Trinity TVL IX	Delaware
Trinity IX	Delaware
TEF IX	Delaware
Trinity SBS IX	Delaware
TVL Management	Delaware
Orr	United States of America
Fenton	United States of America
Wang	United States of America
Tai	United States of America
Nakache	United States of America
Chopra	United States of America
Scholnick	United States of America

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 141633 10 7

Item 3	Not applicable.

Item 4	Ownership.

The following information with respect to the beneficial ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2015:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class
Trinity IX	0	0	0	0	0	0	0.0%
TEF IX	0	0	0	0	0	0	0.0%
Trinity SBS IX	0	0	0	0	0	0	0.0%
Trinity TVL IX	0	0	0	0	0	0	0.0%
TVL Management	0	0	0	0	0	0	0.0%
Orr	0	0	0	0	0	0	0.0%
Fenton	0	0	0	0	0	0	0.0%
Wang	0	0	0	0	0	0	0.0%
Tai	0	0	0	0	0	0	0.0%
Chopra	0	0	0	0	0	0	0.0%
Scholnick	149	149	0	149	0	149	0.0%
Nakache	510	510	0	510	0	510	0.0%

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following. ☒

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the attached statement on Schedule 13G is true, complete and correct.

Dated: February 10, 2016

TRINITY VENTURES IX, L.P.
By its General Partner, Trinity TVL IX, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Management Member

TRINITY IX SIDE-BY-SIDE FUND, L.P.
By its General Partner, Trinity TVL IX, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Management Member

TRINITY IX ENTREPRENEURS’ FUND, L.P.
By its General Partner, Trinity TVL IX, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Management Member

TRINITY TVL IX, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Management Member

TVL MANAGEMENT CORPORATION

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Director

/s/ Lawrence K. Orr
Lawrence K. Orr

/s/ Noel J. Fenton
Noel J. Fenton

/s/ Fred Wang
Fred Wang

/s/ Augustus O. Tai
Augustus O. Tai

/s/ Ajay Chopra
Ajay Chopra

/s/ Daniel Scholnick
Daniel Scholnick

/s/ Patricia E. Nakache
Patricia E. Nakache

Exhibit:

A:	Joint Filing Statement